Filed pursuant to Rule 424(b)(5)
Registration No. 333-161903
Prospectus Supplement
(to Prospectus dated September 14, 2009)
PARKERVISION, INC.
8,139,050 Shares of Common Stock
We are offering to institutional and other investors up to 8,139,050 shares of our common stock at an offering price of $1.05 per share.
Our common stock is traded on the NASDAQ Capital Market under the symbol “PRKR.”  On April 12, 2012, the last sale price of our common stock was $1.17 per share.
We have retained Rodman & Renshaw, LLC to act as the placement agent for the offering. Other than the purchase of 807,144 shares of our common stock for the account of others, on the same terms and conditions as all other initial purchasers in this offering, the placement agent is not purchasing or selling any shares offered hereby, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but it has agreed to use its best efforts to arrange for the sale of all of the shares. The securities purchase agreement to be entered into by each purchaser requires that we receive subscriptions for at least $4,000,000 of shares, or 3,809,524 shares, in order to close the offering.
We have agreed to pay the placement agent a fee of 5% of the aggregate gross proceeds from the sale of shares to purchasers introduced to us by the placement agent, to whom we are offering 1,870,001 of the shares, including all of the shares purchased by the placement agent for the account of others, which we sometimes refer to as the “fee shares.”  We will not pay the placement agent a fee for the sale of the shares to other purchasers, to whom we are offering 6,269,049 of the shares, which we sometimes refer to as the “no fee shares.”  Because the minimum number of shares to be sold in order to close the offering is only 3,809,524 shares, the placement agent fees and the proceeds to us are not presently determinable and may be substantially different than the amounts set forth below, which assume the sale of all of the shares offered hereby.
	Per Share (Fee Shares)	Per Share (No Fee Shares)	Total amount
Purchase price	$1.05	$1.05	$8,546,003
Placement agents fees(1)	0.05	–	98,175
Proceeds to us, before offering expenses	$1.00	$1.05	$8,447,828

(1)
We have also agreed to reimburse Rodman & Renshaw, LLC for its accountable out-of-pocket expenses in an amount equal 1.5% of the aggregate gross proceeds raised in the offering, up to a maximum of $30,000.

We expect the net proceeds from this offering to be approximately $8,367,828, after deducting placement agent fees set forth above and other estimated offering expenses of approximately $50,000, assuming the sale of all of the shares offered hereby.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page S-5 of this prospectus supplement and elsewhere in this prospectus supplement and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The purchase price for the shares will not be held in escrow. The delivery of the shares to the purchasers is expected to occur on or about April 18, 2012.
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RODMAN & RENSHAW, LLC
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The date of this prospectus supplement is April 13, 2012

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS SUMMARY	S-1
RISK FACTORS	S-5
NOTE ON FORWARD-LOOKING STATEMENTS	S-6
CAPITALIZATION	S-6
USE OF PROCEEDS	S-7
DILUTION	S-7
DESCRIPTION OF COMMON STOCK	S-8
PLAN OF DISTRIBUTION	S-8
LEGAL MATTERS	S-12
EXPERTS	S-12
WHERE YOU CAN FIND MORE INFORMATION	S-12

BASE PROSPECTUS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
NOTE ON FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF WARRANTS	8
DESCRIPTION OF DEBT SECURITIES	9
PLAN OF DISTRIBUTION OF SHELF SECURITIES	16
LEGAL MATTERS	18
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	18
WHERE YOU CAN FIND MORE INFORMATION	18

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (Registration No. 333-161903) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in the base prospectus in one or more offerings with a maximum aggregate offering price of up to $50,000,000. The base prospectus provides you with a general description of us and the securities we may offer, some of which may not apply to this offering. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in the base prospectus.
This prospectus supplement provides specific details regarding this offering of 8,139,050 shares, including the offering price per share. To the extent there is a conflict between the information

s-i

contained in this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the base prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing. You should read both this prospectus supplement and the base prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”
You should not assume that the information appearing in this prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the respective documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date. We will advise investors of any material changes to the extent required by applicable law.
References in this prospectus supplement to “ParkerVision,” the “Company” and “we,” “us” and “our” refer to ParkerVision, Inc., a Florida corporation.

s-ii

PROSPECTUS SUMMARY
This summary contains basic information about us but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference.
Company Summary
General
We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency (“RF”) technologies and products for use in semiconductor circuits for wireless communication products. We anticipate our future business will include both licensing of our intellectual property and the sale of integrated circuits based on our technology for incorporation into wireless devices designed by our customers. In addition, from time to time, we offer engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing prototypes and/or products incorporating our technologies. We are primarily focused on incorporating our technologies into mobile handsets for 3G and 4G cellular networks, but our technologies are applicable to other wireless products that incorporate RF transmitters, receivers, and/or transceivers, some of which are related to networks serving mobile handsets such as data cards, femtocells, machine-to-machine, and embedded applications. Our technology can also be applied to non-cellular radio applications such as military radios and cable modems.
We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.
Litigation Against Qualcomm
In July 2011, we filed a complaint in the United States District Court of the Middle District of Florida against Qualcomm Incorporated (“Qualcomm”) seeking unspecified damages and injunctive relief for infringement of seven of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals (the “Complaint”). Qualcomm filed an Answer and Counterclaim to our Complaint (the “Counterclaim”) in which Qualcomm denied infringement and alleged invalidity and unenforceability of each of our patents. Qualcomm also named our long-time patent prosecution counsel, Sterne, Kessler, Goldstein & Fox PLLC (“SKGF”) as a co-defendant in its Counterclaim and further alleged that we aided and abetted SKGF in its alleged breach of fiduciary duty to Qualcomm and tortiously interfered with Qualcomm’s contractual relationship with SKGF. In November 2011, we filed a motion to dismiss nine counts of Qualcomm’s Counterclaim and a motion to strike certain of Qualcomm’s affirmative defenses. SKGF also filed a motion to dismiss Qualcomm’s claims against them. In February 2012, we filed an amended Complaint which dropped two patents from our original Complaint and added one patent which was not included in our original Complaint. In March 2012, Qualcomm filed an amended Counterclaim which dropped two counts from the original Counterclaim. Qualcomm also filed a motion to dismiss our claims of indirect patent infringement. Our response to this motion was filed in April 2012. In addition, in April 2102, we filed an amended motion to dismiss eight counts of Qualcomm’s Counterclaim and an amended motion to strike certain of Qualcomm’s affirmative defenses. SKGF likewise filed an amended motion to dismiss Qualcomm’s claims against them. The court has not yet ruled on these motions.

In November 2011, Qualcomm also filed a motion for preliminary injunction against SKGF. In February 2012, the court denied as moot Qualcomm’s motion for preliminary injunction. Instead, the Court approved a protective order, which all parties negotiated and agreed to, that enables SKGF to continue delivering legal advice and services to ParkerVision provided that they do not represent ParkerVision in the lawsuit or advise the Company regarding Qualcomm’s alleged infringement.
The court has set a hearing on claim construction for August 10, 2012, a deadline for fact discovery of November 30, 2012, and a trial date of August 5, 2013.  Discovery in the case has recently commenced. At this time, we do not believe it is possible to predict the outcome of these proceedings. The law firm of McKool Smith is representing us in this litigation on a partial contingency basis.
General Development of Business
Our business has been primarily focused on the development and marketing of our RF technologies for mobile applications. Our technologies represent unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of a radio transceiver. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal. Our development and marketing efforts since 2005 have been primarily focused on a portion of our transmit technologies; however, incorporation of some of our receiver technology in mobile applications is also contemplated in our product plans. Our patent infringement litigation is based on some of our receiver intellectual property (“IP”).
We completed the first d2p integrated circuit (“IC”) which embodied many of the advancements of our technology in 2006. This enabled us to create partially-integrated prototype radios for demonstration purposes. Since 2006, we have continued to further develop our prototype ICs and related demonstration platforms. Our prototypes support functionality that is multi-band (meaning multiple frequencies) and multi-mode (meaning multiple cellular standards and corresponding modulation formats). Our ICs support multiple bands of cellular and PCS (Personal Communications Service) frequencies and support the current and emerging cellular standards including GSM/EDGE, CDMA, W-CDMA, and HSUPA. We are also able to demonstrate 802.16e WiMax and LTE standards with our current ICs.
In concert with advancing our prototypes, we began cultivating potential customer relationships, primarily in the mobile handset industry. We believe our direct customers will likely be the mobile handset manufacturers and their chipset suppliers in the mobile handset industry. We have also cultivated relationships with the network providers who exert significant influence on the OEMs (Original Equipment Manufacturers) in the mobile handset industry.
Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize our technology in a mobile handset application, our RF chipsets must interface with the baseband processor that generates the data to be transmitted. Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider.
In December 2007, we entered into a licensing and engineering services agreement with VIA Telecom, Inc. (“VIA”) who is a global supplier of CDMA baseband processors used in a wide range of mobile devices. VIA designs and supplies chipsets and related reference designs to handset OEMs and ODMs (Original Design Manufacturers) for incorporation into mobile devices. During 2008 and 2009, our development efforts were focused on advancing our ICs from prototype to production-ready samples for VIA and other potential customers. We also began development of various packaging designs and production test programs. During 2009, we worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers.
During 2010, we modified our circuit layout and packaging to meet the design requirements of one of VIA’s customers. The testing of our product in this design was completed in early 2011. Despite the successful test results, this design did not result in an order from the prospective customer; however we were able to utilize the test results in marketing our solution to other VIA customers. Since mid-year 2011, we have been working with VIA and one of their largest OEM customers to design and test a handset solution incorporating our ICs, the successful completion of which, we anticipate will result in the incorporation of our technology into one or more of this OEM’s products.
Although VIA has the right, under their licensing agreement with us, to manufacture devices based on our technology and pay us a per unit royalty for the license, the agreement also provides for us to manufacture and sell such devices ourselves to third parties. We anticipate that our initial product revenues will be generated from chipset sales to VIA’s customers rather than through the licensing arrangement. We are highly dependent on our relationship with VIA, the loss of which could have a material adverse effect on our business.
ITT Corporation (“ITT”) has been a licensee of our d2p technology since 2007. In 2008, we delivered a development/demonstration platform to ITT for their use in product development and demonstration to their customers. ITT marketed our technology, based on our commercial designs, to a number of their customers and in October 2009, ITT was awarded a government contract for the demonstration of our technology in a highly integrated transceiver application for military products. ITT in turn, engaged us as a subcontractor to incorporate our commercial ICs into an existing highly integrated transceiver platform. The services related to this product demonstration were completed in the first quarter of 2010. We assisted ITT in seeking additional government funding projects for products incorporating our technologies; however, to date, we are not aware of any funds received by ITT for this purpose. We do not intend to initiate any new development efforts for ITT-related projects, unless those projects are funded by either ITT or their customers. In the event ITT completes development of a product incorporating our technology, we will receive a per unit royalty from them for any such products sold under the terms of our agreement with them.
Since 2005, we have generated no royalty or product revenue from our RF technologies. Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs, our ability to secure a reasonable market share through product offerings with our current customers and/or the addition of new customers and/or products, and our ability to successfully protect our IP.

The Offering
Common stock offered hereby	8,139,050 shares
Common Stock outstanding after the offering	75,812,825 shares(1)
Use of proceeds
We intend to use the net proceeds from the sale of the shares in this offering to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes. See the section entitled “Use of Proceeds” on page S-7.

NASDAQ Capital Market symbol for our common stock	PRKR
Risk factors	See the section entitled “Risk Factors” beginning on page S-5 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

(1)
Based on 67,673,775 shares of common stock outstanding as April 12, 2012. Assumes the sale of all 8,139,050 shares offered hereby. Excludes 11,892,416 shares of common stock subject to warrants, options and restricted stock units outstanding as of April 12, 2012.

RISK FACTORS
Any investment in our securities involves a high degree of risk. You should carefully consider all of the material risks described below before you decide to invest in our company.
Potential investors are also urged to read and consider the risk factors relating to an investment in our company set forth in the accompanying base prospectus and in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2011.
Even if we sell all of the shares offered by this prospectus, there still may be substantial doubt about our ability to continue as a going concern.
We have incurred losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sale of our equity securities to fund our operations. For the year ended December 31, 2011, we incurred a net loss of approximately $14.6 million and negative cash flows from operations of approximately $11.4 million. At December 31, 2011, we had an accumulated deficit of approximately $241.8 million and working capital of approximately $4.5 million. We expect our continued losses and use of cash to be funded from available working capital. Even if we sell all of the shares offered by this prospectus, we may not have sufficient capital to cover our expected working capital requirements. In that event, we would need to secure additional financing through subsequent equity offering or other methods or significantly reduce our operating costs. If we significantly reduce our operating costs, we may not be able to effectively execute our current business plan. In addition, if we do not have sufficient capital to cover our expected working capital requirements, it would raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements incorporated by reference have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments that might result from the outcome of this uncertainty.
If our patents and intellectual property do not provide us with the anticipated market protections and competitive position, our business and prospects will be impaired.
We rely on our intellectual property, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that many of our patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects.
On July 20, 2011, as described above, we filed a complaint in the United States District Court of the Middle District of Florida against Qualcomm Incorporated seeking unspecified damages and injunctive relief for infringement of a number of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals. Qualcomm has filed counterclaims against us. The trial date for this case is set for August 2013. At this time, we do not believe it is possible to predict the outcome of the litigation. We could incur significant costs in this litigation and there can be no assurance that we will prevail or that any damages we receive will cover our costs. Furthermore, the litigation may divert our technical and management personnel from their normal responsibilities. The occurrence of any of the foregoing could adversely affect our ability to pursue our business plan.

There can be no assurance that our common stock will continue to trade on the NASDAQ Capital Market or another national securities exchange.
On November 2, 2011, we received a notice from The NASDAQ Stock Market, LLC (“NASDAQ”) stating that, for the last 30 consecutive business days, the closing bid price for our common stock had been below the minimum of $1 per share required for continued inclusion on the exchange. The notification letter stated that we would be afforded 180 calendar days, or until April 30, 2012 to regain compliance with the minimum bid price requirement. In order to regain compliance with the NASDAQ minimum bid price requirement, the closing bid price for shares of our common stock had to remain at $1 per share or more for a minimum of ten consecutive trading days. On March 23, 2012, we received notice from NASDAQ that we had regained compliance with the minimum bid price requirement. There can be no assurance, however, that we will be able to maintain compliance. If we are unable to do so and our common stock is no longer listed on NASDAQ or another national securities exchange, the liquidity and market price of our common stock may be adversely affected.
Our outstanding warrants and options may be exercised in the future, and our outstanding restricted stock units may vest in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of April 12, 2012, there were outstanding warrants and options to purchase 10,888,039 shares of common stock at exercise prices ranging from $0.54 to $56.66 per share and 1,004,377 shares of common stock subject to outstanding unvested restricted stock units. To the extent these warrants and options are exercised, or the restricted stock units vest, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.
NOTE ON FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus supplement and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under the section entitled “Risk Factors” in this prospectus supplement and the accompanying base prospectus. We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.
CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2011:
•	on an actual basis, and

•
on an as adjusted basis after this offering, giving effect to the sale by us of all 8,139,050 shares offered hereby at an offering price of $1.05 per share, and after deducting the estimated offering expenses payable by us.

The following table does not give effect to the issuance by us of 100,000 shares of common stock upon the vesting of employee restricted stock units that occurred after December 31, 2011.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, incorporated by reference in this prospectus supplement or the accompanying prospectus from our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2011.
	As of December 31, 2011
	Actual	As Adjusted After This Offering
		(Unaudited)
Stockholders equity:
Common stock, $0.01 par value: 100,000,000 authorized, 67,573,775 issued and outstanding, and 75,712,824 issued and outstanding as adjusted after this offering	$675,738	$757,129
Preferred stock, $1.00 par value: 15,000,000 authorized and no shares issued or outstanding	0	0
Accumulated other comprehensive loss	(10,418)	(10,418)
Warrants outstanding	8,649,786	8,649,786
Additional paid-in capital	246,842,116	255,128,553
Accumulated deficit	(241,816,603)	(241,816,603)
Total stockholders’ equity	$14,340,619	$22,708,447

In addition, there are an aggregate of 11,892,416 shares of our common stock subject to options, warrants and restricted stock units of ours outstanding as of April 12, 2012, as follows:
•	10,888,039 shares of common stock issuable upon the exercise of options and warrants, with a weighted average exercise price of $4.48, and

•	1,004,377 shares of common stock issuable upon vesting of restricted stock units.

USE OF PROCEEDS
We estimate that the net proceeds to us from the offering will be $8,367,828, assuming the sale of all 8,139,050 shares offered hereby, after deducting an aggregate of $178,175 in placement agent fees and other estimated offering expenses payable by us. Because the minimum number of shares to be sold in order to closing this offering is only 3,809,524 shares, the actual number of shares of common stock sold and net proceeds to us are not presently determinable and may be substantially less than the amounts set forth above.
We intend to use the net proceeds from the sale of the shares in this offering to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes. We have not identified the amounts we will spend on any specific purpose. The amounts actually expended for any purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in accordance with our investment policy guidelines, which currently provide for investment of funds in cash equivalents, money market funds and U.S. government obligations.
DILUTION
If you invest in our shares, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this offering and the net tangible book value per share of our common stock after this offering. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.
Our net tangible book value as of December 31, 2011 was approximately $5.3 million, or approximately $0.08 per share of common stock. After giving effect to the sale by us of all 8,139,050 shares offered hereby at an offering price of $1.05 per share and after deducting the estimated placement agent fees and other estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2011 would have been approximately $13.7 million, or $0.18 per share of common stock. This represents an immediate increase in net tangible book value of $0.10 per share to existing stockholders and an immediate dilution of $0.87 per share to new investors purchasing shares in this offering at the offering price.
The following table illustrates this dilution on a per share basis:
Public offering price per share in this offering		$1.05
Net tangible book value per share as of December 31, 2011	0.08
Increase in net tangible book value attributable to this offering	0.10
Pro forma net tangible book value per share as of December 31, 2011, as adjusted after this offering		0.18
Dilution per share to new investors in this offering		$0.87

The calculations above are based on 67,573,775 shares of common stock outstanding as of December 31, 2011 and 75,712,825 shares of common stock outstanding as of December 31, 2011 after giving effect to the sale of all of the shares offered hereby. These numbers exclude 12,209,665 shares of common stock subject to warrants, options and restricted stock units outstanding as of December 31, 2011. If any shares are issued upon exercise of outstanding options or warrants or the vesting of the restricted stock units, you may experience further dilution.
DESCRIPTION OF COMMON STOCK
Upon consummation of the offering, assuming the sale of all of the shares offered hereby, 75,812,824 shares of common stock will be outstanding. In addition, as of April 12, 2012, there were 10,888,039 outstanding options and warrants to purchase shares of common stock, at exercise prices ranging from $0.54 to $56.66 per share, and 1,004,377 shares of common stock subject to outstanding unvested restricted stock units.
For a description of our common stock, please see “Description of Capital Stock” in the accompanying base prospectus.
PLAN OF DISTRIBUTION
We are offering to institutional and other investors up to 8,139,050 shares of our common stock at an offering price $1.05 per share. Subject to the terms and conditions contained in the placement agency agreement, dated April 12, 2012, Rodman & Renshaw, LLC has agreed to act as the placement agent for this offering.
Rodman & Renshaw, LLC is only purchasing 807,143 shares on behalf of institutional accounts in this offering and is not required to arrange the purchase or sale of any other specific number or dollar amount of the securities, but has agreed to use its best efforts to arrange for the sale of all of the shares. We will enter into a securities purchase agreement directly with the purchasers in connection with this offering. The securities purchase agreement requires that we receive subscriptions for at least $4,000,000 of shares, or 3,809,524 shares, in order to close the offering. Because we are not required to sell more than such minimum number of shares, the actual number of shares sold in this offering is not presently determinable and may be substantially less than 8,139,050 shares.
We negotiated the offering price for the shares in this offering with the investors. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.
Closing
The placement agency agreement and securities purchase agreement provide that the obligations of the placement agent and the purchasers are subject to certain customary conditions precedent, including the receipt of customary legal opinions, letters and certificates and the absence of any material adverse change in our business. The placement agency agreement and the securities purchase agreement also contain customary representations and warranties that must be true and correct as of the closing.
We currently anticipate that closing of the sale of the shares will take place on or about April 18, 2012. Purchasers will be informed of the date on which they must transmit the purchase price for their shares. On the scheduled closing date, each purchaser shall deliver to us an amount equal to such purchaser’s subscription amount (via wire transfer or a certified check of immediately available funds) and we shall deliver to each purchaser its respective shares (via the Depository Trust Company’s Deposit/Withdrawal at Custodian system). The purchase price for the shares will not be held in escrow.
Placement Agent Fees
We have agreed to pay the placement agent a fee of 5% of the aggregate gross proceeds from the sale of shares to purchasers introduced to us by the placement agent, to whom we are offering 1,870,001 of the shares, including all of the shares purchased by the placement agent for the account of others, which we sometimes refer to as the “fee shares.”  We will not pay the placement agent a fee for the sale of the shares to other purchasers, to whom we are offering 6,269,049 of the shares, which we sometimes refer to as the “no fee shares.”  Because the minimum number of shares to be sold in order to close the offering is only 3,809,524 shares, the placement agent fees and the proceeds to us are not presently determinable and may be substantially different than the amounts set forth below, which assume the sale of all of the shares offered hereby.
	Per Share (Fee Shares)	Per Share (No Fee Shares)	Maximum Amount
Placement agent’s fees	$0.05	$0	$98,175

We have also agreed to reimburse the placement agent for its accountable out-of-pocket expenses in an amount equal to 1.5% of the aggregate proceeds raised in the offering, up to a maximum of $30,000. In compliance with FINRA guidelines, the aggregate maximum fees or other items of value to be paid to the placement agent and other securities brokers and dealers upon completion of this offering will not exceed 8.0% of the gross proceeds of this offering. The estimated offering expenses payable by us, other than the placement agent’s fees, are approximately $50,000, which includes the placement agent’s reimbursable expenses, legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting the payments to the placement agent described above and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $8.4 million, assuming the sale of all of the shares offered hereby.
The shares purchased by Rodman & Renshaw, LLC, if not taken by the institutional accounts on whose behalf Rodman is making such purchase, may be offered and sold by Rodman & Renshaw, LLC from time to time as market conditions permit, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold pursuant to this prospectus supplement and the accompanying prospectus by one or more of the following methods, without limitation:
•	a block trade;

•	ordinary brokerage transactions and transactions in which Rodman & Renshaw, LLC solicits purchasers;

•	agreements with third parties to purchase securities entered into on the date of this offering; and

•	negotiated transactions between Rodman & Renshaw, LLC and subsequent purchasers.

When making sales of its shares, Rodman & Renshaw, LLC may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Rodman & Renshaw, LLC in amounts to be negotiated. Each such broker-dealer or agent may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. If the securities are sold through broker-dealers, Rodman & Renshaw, LLC will be responsible for applicable discounts or commissions. Rodman & Renshaw, LLC also will pay any other expenses associated with the sale of our shares it acquires pursuant to the purchase agreement.
Rodman & Renshaw, LLC may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agent and any broker-dealer or agent acting on its behalf would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent or any broker-dealer or agent. Under these rules and regulations, the placement agent and any broker-dealer or agent acting on its behalf:
•	may not engage in any stabilization activity in connection with our securities;

•
must furnish each broker which offers securities covered by this prospectus supplement and the accompanying prospectus with the number of copies of this prospectus supplement and the accompanying prospectus that are required by each broker; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The placement agent has informed us that it does not intend to engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Indemnification
We have agreed to indemnify the placement agent against liabilities arising from its activities under the placement agency agreement, including liabilities under the Securities Act of 1933, as amended, except to the extent that such liabilities are found by a court of law to have resulted from the placement agent’s fraud, willful misconduct or gross negligence. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.
We will indemnify the purchasers against liabilities arising out of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (b) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the offering, subject to certain exceptions.
Other Terms
Under the securities purchase agreement, if a purchaser elects to purchase a number of shares that  would result in the purchaser (or any investment adviser to the purchaser) acquiring beneficial ownership in excess of 14.9% of our common stock immediately after the closing (as calculated in accordance with Section 13(d) of the Exchange Act, as amended, and the rules and regulations promulgated thereunder), then the number of shares to be purchased by such purchaser shall automatically, without action by the purchaser, be reduced to an amount such that the purchaser’s (or the investment adviser’s) beneficial ownership would equal 14.9% of the our common stock immediately after the closing.
In addition, until 30 days after the closing date, we will not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our common stock or securities exercisable, exchangeable or convertible into our common stock, which we sometimes refer to as “common stock equivalents.”  Notwithstanding the foregoing, we may issue (a) securities pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors, provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with our business and shall provide to us additional benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (b) securities to our employees, officers, consultants or directors pursuant to any existing equity compensation plan or any future equity compensation plan duly adopted for such purpose, by a majority of the non-employee members of our board of directors or a majority of the members of a committee of our non-employee directors established for such purpose; or (c) securities upon the exercise or exchange of or conversion of any of our securities exercisable or exchangeable for or convertible into shares our common stock or our common stock equivalents that were (i) issued and outstanding on the date of the securities purchase agreement, provided that such securities have not been amended since the date of the securities purchase agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, or (ii) issued pursuant to any of the foregoing exceptions.
Additional Information
A form of the securities purchase agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with this offering.
The transfer agent for our common stock to be issued in this offering is American Stock Transfer & Trust Company located at 59 Maiden Lane, Plaza Level, New York, New York 10038.
Our common stock is traded on the NASDAQ Capital Market under the symbol “PRKR.”

LEGAL MATTERS
The validity of the securities offered will be passed on for us by Graubard Miller, New York, New York.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that we are offering under this prospectus supplement. It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 30, 2012);

•	Current Report on Form 8-K dated March 26, 2012 (filed on March 23, 2012);

•	Proxy Statement dated August 12, 2011, as amended, to be used in connection with the annual meeting of shareholders on September 28, 2011;

•	Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended; and

•	Form 8-A effective on November 22, 2005, registering rights to purchase our Series E Preferred Stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Any statement contained in a document filed before the date of this prospectus supplement and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any information that we file after the date of this prospectus supplement with the SEC will automatically update and supersede the information contained in this prospectus supplement. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.
Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge, by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, (904) 732-6100.

Prospectus
PARKERVISION, INC.
$50,000,000
COMMON STOCK, PREFERRED STOCK, WARRANTS AND DEBT SECURITIES
By this prospectus, we will offer and sell from time to time shares of our common stock and preferred stock, warrants and debt securities at an aggregate initial offering price not to exceed $50,000,000. The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.
We expect to use the net proceeds from the sale of the securities offered hereby to fund working capital, capital expenditures, acquisitions, operating losses and other general corporate purposes.
Our common stock is listed for trading on the NASDAQ Global Market under the symbol “PRKR.”  On September 11, 2009, the last reported sale price of our common stock was $3.80.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 3 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.
The date of this prospectus is September 14, 2009

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1
RISK FACTORS	3
NOTE ON FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF WARRANTS	8
DESCRIPTION OF DEBT SECURITIES	9
PLAN OF DISTRIBUTION OF SHELF SECURITIES	16
LEGAL MATTERS	18
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	18
WHERE YOU CAN FIND MORE INFORMATION	18

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

i

PROSPECTUS SUMMARY
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $50,000,000.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”
You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.
References in this prospectus to “ParkerVision,” “we,” “us” and “our” refer to ParkerVision, Inc., a Florida corporation.
Company Summary
General
We are in the business of designing, developing and selling our proprietary radio frequency (“RF”) technologies and products for use in semiconductor circuits for wireless communication products. Our business includes licensing our intellectual property for incorporation into wireless products designed by our customers. We have also recently entered into an agreement for the joint development and marketing of wireless radio modules that incorporate our technologies. Under this agreement, we will supply unpackaged integrated circuits that will be manufactured for us, based on our designs, under agreements with various semiconductor foundries. In addition, our business may include, from time to time, providing engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing products incorporating our technologies. We are primarily focused on incorporating our technologies into mobile handsets, but our technologies are applicable to other wireless products that are related to networks serving mobile handsets such as data cards, pico cells, and femtocells. Our technology can also be applied to non-cellular radio applications such as military radios.
We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 737-1367.
Development of Our Business
In 2005, we began educating prospective customers about the benefits of our technologies, with a primary focus on our RF transmit, or d2p™, technology and its unique ability to address certain high-priority market needs related to mobile handset applications. In 2006, we completed our first d2p integrated circuit (“IC”) which embodied many of the advancements of our technology and enabled us to begin demonstrating partially-integrated prototypes. Throughout 2006, 2007 and 2008, we continued to further advance our prototype ICs and increased the level of prototype integration while cultivating potential customer relationships. Our sales-related activities during this three-year period included prototype demonstrations of our d2p platform, support of in-depth technical due-diligence by prospective customers, analysis of prospective customer product requirements, delivery of initial proposals and terms, and ultimately, negotiations of proposed business relationships.
When we targeted the cellular industry in 2005, our initial target customer base was limited to the top tier mobile handset manufacturers. However, in 2006 and 2007, mobile handset manufacturers were shifting RF innovation and developments to their chipset providers. Accordingly, we expanded our target customer base to include not only the mobile handset manufacturers, but also their component suppliers.
In 2007, we entered into licensing agreements with two customers, ITT Corporation (“ITT”) and a global baseband chipset supplier whose name remains confidential under the terms of our agreement with them (“Confidential Licensee”). During 2008, our product development efforts were largely focused on advancing our ICs from prototype to production-ready samples for our customers. In addition, we delivered a development/demonstration platform to ITT for their use and, late in 2008, we delivered production-ready d2p silicon samples and reference designs to our Confidential Licensee. The delivered samples met or exceeded all critical functional and performance requirements under our agreement. Under the terms of our licensing agreements, we will be paid royalties on a per unit basis for products sold that incorporate our licensed intellectual property. To date, we have not earned any royalties from these two customers as they have not yet commenced shipments of products incorporating our technologies.
On December 4, 2008, we entered into a Product and Market Development Agreement (the “LGI Agreement”) with LG Innotek Co. Ltd. (“LGI”), a division of the LG Group. Under the terms of the LGI Agreement, we will work cooperatively with LGI to develop and market RF modules that incorporate our technologies for use in mobile handset and data card applications. Under this agreement, we will supply LGI with tested, unpackaged integrated circuits under a supply agreement, the terms of which will be finalized as part of the development planning with LGI. The modules are being designed for commercial HEDGE applications. HEDGE is an acronym for applications that incorporate support for 2G, 2.5G and 3G waveform standards including GSM, EDGE, WCDMA, and HSPA.
Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs and our ability to secure a reasonable market share through additional product offerings with our current customers and/or the addition of new customers.
Although our primary target market is the mobile handset industry, we have also explored potential relationships outside this target market to the extent that the requirements of the prospective customers are in concert with the needs of our primary target market.  This exploration resulted in our licensing agreement with ITT in 2007.
We believe our technology has substantial advantages over competing technologies, especially in the third generation, or 3G, mobile handset market and generations that are evolving beyond 3G, such as 4G mobile handset standards and applications.
Technology and Products
Our wireless technologies represent unique, proprietary methods for processing RF waveforms in wireless applications. The technology applies to the transmit (baseband data to RF carrier signal) and receive (RF carrier signal to baseband data) functions of a radio transceiver. The transmit portion of the technology is called Direct2Power™, or d2p™, and enables the transformation of a digital baseband signal to an RF carrier waveform, at the desired power output level, in a single unified operation. The receiver portion of the technology is called Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to baseband data signal. Although our primary sales efforts were focused on commercialization of our d2p technology solutions, both of the agreements with customers in the commercial handset market contemplate incorporation of our d2d technology as well.
We have completed engineering prototypes of our d2p-based ICs targeted at mobile handset applications. The ICs which incorporate the core RF technology were produced using a Silicon Germanium (“SiGe”) process through a fabrication relationship with IBM Microelectronics (“IBM”). Late in 2008, we completed the integration of the digital engine that controls our RF transmit IC and interfaces to the mobile phone baseband processor. This digital engine was produced using a CMOS semiconductor process through a third-party fabrication relationship. These ICs are utilized to verify that our technology can be highly integrated in silicon and to demonstrate the benefits of the technology to target customers.
Our current prototypes support functionality that is multi-band (meaning multiple frequencies) and multi-mode (meaning multiple cellular standards and corresponding modulation formats). Our ICs support multiple bands of cellular and PCS (Personal Communications Service) frequencies and support the current and emerging cellular standards including GSM/EDGE, CDMA, W-CDMA, and HSUPA. We are also able to demonstrate 802.16e WiMax and LTE standards using PCS frequencies with our current ICs.
We anticipate that future customers will either engage us to customize the implementation of the core technology based on their specific interface and product requirements or utilize our existing silicon designs. The engagement will largely depend on the nature of the customer’s product application.
Our unique technologies process the RF waveform in a more optimal manner than existing technologies, thereby allowing the creation of handsets that have extended battery life, more easily incorporate multiple air interface standards and frequencies in smaller form factors, and reduce manufacturing costs. Our technologies provide such attractive benefits, in part, because of their unique integrated circuit architecture which enables efficient creation of highly accurate RF waveforms at the desired power levels thereby eliminating many of the limitations of legacy analog processing.
Patents
We consider our IP, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of August 31, 2009, we have obtained 86 U.S. and 56 foreign patents related to our RF technologies and have 84 patent applications pending in the United States and other countries. We estimate the economic lives of our patents to be fifteen to twenty years.
In addition, from time to time, we obtain licenses from others for standard industry circuit designs that are integrated into our own ICs as supporting components that are peripheral to our core technologies. We believe there are multiple sources for these types of standard circuits and we estimate the economic lives of the licenses to be two to five years based on estimated technological obsolescence.
RISK FACTORS
Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risk factors relating to an investment in our company set forth in our SEC filings, including our annual report on Form 10-K/A for the year ended December 31, 2008 and the quarterly report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

NOTE ON FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used to fund working capital, capital expenditures, acquisitions, operating losses and other general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
Our deficiency (excess) of earnings to fixed charges for the indicated periods are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein.
(Amounts in thousands of dollars)
	For the Six Months Ended June 30, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Total Earnings	$(10,784)	$(22,848)	$(17,960)	$(15,598)	$(22,852)	$(22,360)

Fixed charges	114	226	253	218	247	228

Ratio of earnings to fixed charges (A)	-	-	-	-	-	-

Deficiency of earnings to fixed charges	10,898	23,074	18,213	15,816	23,099	22,588

(A)	Due to our losses from continuing operations, the ratio coverage is less than 1:1.

This table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax losses from continuing operations plus fixed charges. Fixed charges consist of estimates of interest inherent in rental expense.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.
DESCRIPTION OF CAPITAL STOCK
The following description of our common stock and our preferred stock is a summary. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock.
Common Stock
We are authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share. As of September 11, 2009, there were 33,107,810 shares of our common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefore. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Our common stock is subject to the express terms of our preferred stock and any series thereof.
Preferred Stock
We are authorized to issue up to 15,000,000 shares of preferred stock, $1.00 par value per share. As of September 11, 2009, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock or holders of other series of preferred stock.
If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:
•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.
Any preferred stock will, when issued, be fully paid and non-assessable.
Series E Preferred Stock
On November 17, 2005, the board of directors designated 100,000 shares of authorized preferred stock as the Series E Preferred Stock in conjunction with its adoption of a Shareholder Protection Rights Plan (as described below). As of December 31, 2008, there were no shares of this series issued and outstanding. The following description of the Series E Preferred Stock, and any description of this series included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations, which was filed with the SEC on November 22, 2005 as Exhibit 4.02 to a Current Report on Form 8-K.
Certain rights of this series of preferred stock are defined in terms of a “Reference Package.”  The “Reference Package” is initially 10,000 shares of common stock, as adjusted for stock dividends, subdivisions and combinations.
The holders of full or fractional shares of this series are entitled to receive dividends, when and as declared by the board of directors, on each date that dividends or other distributions (other than dividends or distributions payable in our common stock) are payable on or in respect of common stock comprising part of the Reference Package, in an amount per whole share of this series equal to the aggregate amount of dividends or other distributions that would be payable on such date to a holder of the Reference Package. In addition, on the last day of March, June, September and December in each year, the holders of this series are entitled to receive dividends in an amount per whole share of this series equal to the excess (if any) of $100 over the aggregate dividends paid per whole share of this series during the three-month period ending on such last day. Dividends on each full and each fractional share of this series are cumulative from the date such full or fractional share is originally issued.
In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of full and fractional shares of this series shall be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to this series upon liquidation, to be paid in full an amount per whole share of this series equal to the greater of $100 or the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package, together with accrued dividends to such distribution or payment date, whether or not earned or declared.
This series shall rank junior to all other series or classes of our preferred stock, now existing or hereafter created, as to payment of dividends and the distribution of assets, unless the terms of any such other series or class shall provide otherwise.
Each whole share of this series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.
Shareholder Protection Rights Plan
On November 21, 2005, we adopted a Shareholder Protection Rights Agreement (“Rights Agreement”) pursuant to which we issued, on November 29, 2005, as a dividend, one right to acquire a fraction of a share of Series E Preferred Stock for each then outstanding share of common stock. Each share of common stock issued by us after such date also has included, and any subsequent shares of common stock issued by us prior to the Separation Time (as defined in the Rights Agreement) will include, an attached right. The following description of the Rights

Agreement, and any description of the Rights Agreement included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Rights Agreement, which was filed with the SEC on November 22, 2005 as Exhibit 4.01 to a Current Report on Form 8-K.
The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our board of directors rather than launch an unsolicited or hostile bid. The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution.
The rights initially are not exercisable and trade with our common stock. In the future, the rights may become exercisable with various provisions that may discourage a takeover bid. If a potential acquirer initiates a takeover bid or becomes the beneficial owner of 15% or more of our common stock, the rights will separate from the common stock. Upon separation, the holders of the rights may exercise their rights at an exercise price of $45 per right (the “Exercise Price”), subject to adjustment and payable in cash. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The “flip-in” provision provides that, in the event a potential acquirer acquires 15% or more of the outstanding shares of our common stock, upon payment of the exercise price, the holders of the rights will receive from us that number of shares of common stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The “flip-over” provision allows the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, with an aggregate market price equal to twice the Exercise Price.
We have the right to substitute for any of our shares of common stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one ten-thousandth of a share of Series E Preferred Stock for each share of common stock.
The rights may be redeemed upon approval of the board of directors at a redemption price of $0.01. The Rights Agreement expires on November 21, 2015.
Director Nominations; Special Meetings
Nominations for our board of directors may be made by our board or by any holder of common stock. A shareholder entitled to vote for the election of directors may nominate a person for election as director only if the shareholder provides written notice of his nomination to our secretary not later than 120 days in advance of the same day and month that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders or, if no annual meeting was held in the previous year, then by the end of the fiscal year to which the annual meeting in which the nomination will be made relates. A special meeting of our shareholders may be called only by our board of directors or our chief executive officer. These provisions and the board of directors’ right to issue shares of our preferred stock from time to time, in one or more classes or series without stockholder approval, are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by our board of directors. These provisions are also intended to discourage some tactics that may be used in proxy fights.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 and can be reached at (800) 937-5449. The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of preferred stock, common stock or debt securities, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:
•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants
The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:
•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants
Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.
Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.
DESCRIPTION OF DEBT SECURITIES
We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the debt securities included in the prospectus supplement.
General
Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsubordinated obligations and will rank equal with all our other unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.
The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.
The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:
•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•
the date or dates on which we must repay the principal, the maturity date and the principal amount due at maturity and whether the securities will be offered at a price such that they will be deemed an “original issue discount”;

•	the person to whom any interest on a debt security of the series will be paid;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities and whether we may pay in property other than cash, including our securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.
Conversion and Exchange Rights
The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at our option or at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.
Subordination of Subordinated Debt Securities
The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.
Form, Exchange and Transfer
We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.
Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.
If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.
Global Securities
The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.
No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:
•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.
As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.
Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.
The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.
Payment and Paying Agents
We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.
We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.
Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.
The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.
Consolidation, Merger and Sale of Assets
Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:
•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default
Each of the following will constitute an event of default under each indenture:
•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to pay any principal or deposit any sinking fund payment when due;

•
failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.
Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:
•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•
the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver
We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:
•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.
Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.
Defeasance
To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:
•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.
We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.
To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:
•	no event of default shall have occurred or be continuing;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices
We will mail notices to holders of debt securities as indicated in the prospectus supplement.
Title
We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.
Governing Law
The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.
PLAN OF DISTRIBUTION OF SHELF SECURITIES
We may sell or issue the shelf securities from time to time in any one or more of the following ways:
•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

Registration of the shelf securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. For each offering of securities hereunder, we will describe the method of distribution of such securities, among other things, in a prospectus supplement. A prospectus supplement will set forth the terms of the offering of the shelf securities, including:
•	the name or names of any underwriters and the respective amounts of any securities underwritten or purchased by each of them;

•	the name or names of any person or persons to whom we sell or issue any securities;

•	the initial public offering price and the proceeds we will receive;

•	any discounts, commissions or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the shelf securities offered.
If underwriters are used in the sale of any shelf securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.
The shelf securities may be sold or issued directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by institutional investors, such as commercial banks and investment companies, to purchase the shelf securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of the contracts will be set forth in the applicable prospectus supplement.
In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of their liabilities. Agents and underwriters may be our customers, engage in transactions with us, or perform services for us in the ordinary course of business.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
Any underwriters who are qualified market makers may engage in passive market making transactions in the securities in accordance with Rule 103 of Regulation M.
Unless otherwise specified in the applicable prospectus supplement, securities offered under this prospectus will be a new issue and, other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market. We may elect to list any other class or series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.
We will bear all costs, expenses and fees associated with the registration of the shares of common stock.

LEGAL MATTERS
The validity of the securities offered will be passed on for us by our counsel, Graubard Miller, New York, New York.
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at  http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed on March 16, 2009, as amended on July 2, 2009);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed on May 11, 2009) and June 30, 2009 (filed on August 10, 2009);

•
Current Reports on Form 8-K dated February 26, 2009 (filed on February 27, 2009, as amended on March 2, 2009), March 3, 2009 (filed the same day), March 16, 2009 (filed the same day), April 1, 2009 (filed the same day), May 15, 2009 (filed on May 19, 2009) and June 15, 2009 (filed the same day);

•	Proxy Statement dated July 15, 2009, as amended, used in connection with the annual meeting of shareholders on August 21, 2009; and

•	Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge, by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.